SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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CARRINGTON LABORATORIES, INC.

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[Letterhead of Carrington Laboratories]

June 14, 2007

Dear Shareholders:

As disclosed in our recent form 10-Q filing with the SEC and at our recent annual shareholders' meeting, we are seeking additional funding for Carrington. The proxy statement recently sent to you describes the proposals that we are seeking. In addition to the descriptions and recommendations contained therein, we thought it would be helpful to provide some background information on what we are seeking.

Our wholly-owned DelSite Biotechnologies subsidiary was formed in Delaware in late 2001 to house the research data developed by Carrington over the years and, through focused effort, further the commercial viability of the technologies previously discovered. A business plan was developed at that time to spin-off DelSite to venture capitalists to provide the anticipated funding needs. However, in February 2002, Carrington convened a research conference to review all of its research and development data and at the end of the conference concluded that it was in the best interest of the Carrington shareholders to keep DelSite a wholly-owned subsidiary, funding its activities through operating cash flows.

In 2004, DelSite received two government grants from the National Institute of Allergy and Immune Diseases (NIAID) totaling $6.9 million. These grants funded a significant portion of the preclinical work for the development of DelSite's GelVac™ dry powder intranasal delivery system utilizing the H5N1 bird flu antigen. In 2005, DelSite successfully completed a Phase I clinical trial of its GelVac™ delivery system utilizing only the GelSite® polymer without an antigen and filed its Drug Master File with the Food and Drug Administration ("FDA"). In 2006, DelSite completed the work on the manufacturing process for GelSite®, filed an updated Drug Master File with both the drug and biologics divisions of the FDA and conducted a pre-IND (Investigational New Drug) meeting with the FDA, a preliminary requirement for the approval to proceed to clinical trials of a new drug or vaccine. In early 2007, the FDA approved toxicology protocols for both egg-based and cell-based bird flu antigens. The FDA approval to use the cell-based antigen allowed DelSite to proceed with the cell-based antigen which it secured from a strategic source in early 2007, thus saving us approximately $850,000.

Also, so far in 2007 DelSite has signed five technology rights evaluation agreements with commercial partners who are interested in its technology. Endobiologics, Inc. is evaluating the GelSite® polymer for use in a vaccine to prevent Shigellosis, a form of dysentery; AriaVax is evaluating the GelSite® polymer for use as an adjuvant in a novel HIV vaccine; El Sohly Laboratories is evaluating the GelSite® polymer to prolong desired delivery times in a novel cancer therapy; International Vaccine Institute is evaluating the GelSite® polymer for oral delivery of vaccines; and Nastech Laboratories is evaluating the GelSite® polymer for use in their nasal delivery formulations. In addition, the National Institutes of Health has just engaged DelSite to evaluate a modification of its GelSite® polymer for use as an antigen for a typhoid vaccine. The typical development process for a new drug takes up to 12 years and costs approximately $800 million. By contrast, DelSite, in its brief five and a half year history, has completed the preclinical development work on its GelVac™ dry-powder intranasal delivery system through a Phase I clinical trial and completed 70% of the preclinical development work on its GelVac™ powder system using the H5N1 bird flu antigen, all at a total investment of only $39.6 million. We do not intend for DelSite to manufacture drugs, but to license its technology to multiple partners in exchange for up-front monies, milestone payments and royalties on sales of the final products. All of the steps described above have moved DelSite toward that end.

The proxy statement is soliciting your vote on two proposals. The first is to approve an amendment to our Restated Articles of Incorporation to increase the number of shares of the Company's common stock we can issue from 30 million shares to 50 million shares. This will provide us the ability to secure additional equity investments in the Company to fund future DelSite development activities. The second is to approve the second tranche of the debt transaction signed with Rockmore Capital and certain other investors on April 26, 2007. This tranche includes the issuance of $3,621,259 of additional senior convertible debentures and approximately 117,000 additional warrants to Dawson James Securities, the placement agent for the transaction. We are required to seek you approval for this portion of the transaction because the warrants and the potential conversion of the debentures represent the amount of the transaction that exceeds 19.99% of 10,897,837, the number of our outstanding shares as of April 27, 2007, the closing date for the first tranche.

The proceeds from this second closing will be used to provide operating funds for the Company and further the DelSite activities described above. Without these funds and the additional authorized shares, the Company's ability to raise needed, additional capital will be severely limited and the Company would not be able to capitalize on the progress DelSite has made.

As we stated in our letter to you in our recent annual report, we believe that there is a compelling story in DelSite's technology with significant commercial potential. We are asking you to approve these two proposals so that we can continue to bring the technology to where we can capitalize on that potential and bring value to you, our shareholders. Thank you for your vote.

If you need to contact us, please call (972) 714-5017 and ask for investor relations and they will get the right person for you or set up a return call.

/s/ CARLTON E. TURNER	/s/ GEORGE DEMOTT
Carlton E. Turner, Ph.D., D.Sc.	George DeMott
President and Chief Executive Officer	Chairman of the Board